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Exhibit 21.1

Subsidiaries of the Company

Legal Name	Jurisdiction of Organization
TESARO Securities Corporation*	Massachusetts
*
The above named subsidiary does business only under its legal name.

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  Exhibit 21.1
Subsidiaries of the Company